As filed with the Securities and Exchange Commission on April 9, 2001
                                                      Registration No. 333-41070


                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                   ON FORM S-3

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                             -----------------------


                           MCGLEN INTERNET GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                                                 13-3779546
 -------------------------                                    ----------------
 (State or jurisdiction of                                    (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                16700 Gale Avenue
                       City of Industry, California 91745
                                 (626) 923-6019
                       ----------------------------------
      (Address, including zip code, telephone number, including area code, of Registrant's principal executive offices)

                                    Mike Chen
                             Chief Executive Officer
                           Mcglen Internet Group, Inc.
                                16700 Gale Avenue
                       City of Industry, California 91745
                                 (626) 923-6019
                       ----------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)


                        Copies of all communications to:

                            Michael L. Hawkins, Esq.
                              O'Melveny & Myers LLP
                             114 Pacifica, Suite 100
                          Irvine, California 92618-3318
                                 (949) 737-2900

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Post-Effective Amendment No. 1 to Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [__]

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 9, 2001

                                   PROSPECTUS

                           McGlen Internet Group, Inc.

                                  Common Stock


         All of the shares of common stock being sold are offered by selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the exercise price of options and warrants held by selling stockholders who exercise their options and warrants and pay the exercise price in cash. We will pay the costs of registering the shares under this prospectus, including legal fees.

         This prospectus is part of a registration statement that covers (i) 5,040,710 shares held by the selling stockholders and (ii) up to 8,364,647 shares issuable by us pursuant to warrants, options, convertible notes and our financing agreement with Dillow & Dillow, Inc.

         Our common stock is traded on the Nasdaq SmallCap Market System under the symbol "MIGS." On April 6, 2001, the last reported sales price of our common stock was $0.22. As of April 6, 2001, our stock did not meet the continued listing requirements for the Nasdaq SmallCap Market.

         The selling stockholders may offer shares of our common stock on The Nasdaq SmallCap Market, in negotiated transactions or otherwise, or by a combination of these methods. The selling stockholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions.

                             -----------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING AT PAGE 5.

                             -----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



        In this prospectus, references to the "Company," "Mcglen," "we,"
            "us," and "our" all refer to Mcglen Internet Group, Inc.

                 The date of this prospectus is April ___, 2001.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
Disclosure Regarding Forward-Looking Statements.................................................2
Prospectus Summary..............................................................................3
Risk Factors....................................................................................5
Use of Proceeds................................................................................17
Dividend Policy................................................................................17
Principal Stockholders.........................................................................18
Description of Capital Stock...................................................................20
Selling Stockholders...........................................................................21
Plan of Distribution...........................................................................27
Shares Eligible for Future Sale................................................................28
Legal Matters..................................................................................29
Experts........................................................................................29
Disclosure of Commission Position on Indemnification for Securities Act Liabilities............30
Market for Our Common Equity...................................................................31
Where You Can Find More Information............................................................32
Incorporation of Certain Documents by Reference................................................33

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

                               PROSPECTUS SUMMARY

         Since this is a summary, it does not contain all the information that may be important to you in evaluating your investment. You should read the following summary, and the "Risk Factors" section, along with the more detailed information and financial statements and the notes to the financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, before you decide whether to participate in this offering.

OUR BUSINESS

         We are an Internet operating company focused on creating multiple on-line business divisions targeting specific business-to-business and business-to-consumer markets. Our centralized technology backbone and operations infrastructure allow us to rapidly create focused on-line business divisions, operate at low overhead cost, and maximize return on investment by creating synergy among our business divisions. Our operations division, which includes a call center, sourcing, warehousing, fulfillment, accounting, business development and information technology, supports order processing, logistics, customer service, financial transactions and core technology for our business divisions located in the City of Industry, California. Our business divisions include sales, marketing, content management, product management and service management teams focused on building unique customer experiences for each business division.

         We currently offer more than 150,000 computer products on our three operating on-line retail web sites: Mcglen.com, AccessMicro.com and Techsumer.com. We offer different mixtures of computing technology, entertainment and communications products on these three web sites based on the different target market segments' buying patterns. Mcglen.com, launched in May 1996, and AccessMicro.com, launched in June 1996, both have achieved Customer Certified Gold Merchant status on BizRate.com, an independent on-line retail rating guide. Moreover, Gomez Advisor, an independent business rating guide, consistently ranks Mcglen.com and AccessMicro.com among the best sites to purchase computing products on the Web in their Internet Computer Store Scorecard. Techsumer.com was launched in November 1999.

OUR HISTORY

         We were incorporated in Delaware in May 1994. In March 1995, we changed our name to Wanderlust Interactive, Inc. and in May 1998, we changed our name to Adrenalin Interactive, Inc. On December 2, 1999, we completed a reverse acquisition with Mcglen Micro, Inc. in which the stockholders of Mcglen Micro, Inc. acquired control of the company. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.988961 shares of the company, with approximately 25,485,527 shares being issued. On December 17, 1999, we changed our name to Mcglen Internet Group, Inc., and changed our ticker symbol on the Nasdaq SmallCap Market from "ADRN" to "MIGS."

         Our executive offices are located at 16700 Gale Avenue, City of Industry, California 91745. Our Internet address is http://www.Mcglen.com. Information contained on our web site is not, and should not be considered, part of this prospectus.

THE OFFERING

Securities offered by the selling            Up to 13,405,357 shares.
stockholders
Common stock to be outstanding after         38,226,702 shares.
the offering (assuming exercise of all
options, warrants or convertible notes
for which shares are being registered
in this prospectus)

Use of proceeds                              Promotion of our web sites and
                                             general corporate purposes.

Nasdaq SmallCap System trading symbol        MIGS.

RECENT DEVELOPMENTS

         On October 11, 2000, we entered into an agreement and plan of merger with Lan Plus Corporation. Lan Plus is a manufacturer of both private-label and branded turnkey computer products and services, with over nine years of operating history. The merger is subject to certain closing conditions. See "Risk Factors - Our proposed merger with Lan Plus may not occur." On March 21, 2001, we entered into an amended and restated merger agreement that, among other things, eliminated certain conditions to closing contained in the original merger agreement. The amended merger agreement also extended the deadline for completing the merger to June 30, 2001. At the closing of the merger, Lan Plus shareholders will receive a number of shares such that the Lan Plus shareholders will own (a) a majority of shares of the post merger combined entity, plus (b)
1.9 million additional shares, (c) certain shares based upon our outstanding liabilities to Lan Plus at closing (which are convertible at $0.21875 per share) and (d) and certain other shares based upon our liabilities and assets at the closing date and certain other adjustments. Upon completion of the merger, Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company and Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both were added to the Mcglen Board of Directors on March 22, 2001. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Two of Mcglen's founders, Mike Chen and Alex Chen, will assume management positions within the new company.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully review and consider the information below, as well as the other information contained in this prospectus and incorporated by reference, before you make an investment in our common stock.

WE INCURRED A SIGNIFICANT LOSS IN 2000.

         We incurred a loss of $5.7 million in 2000. As of December 31, 2000, we had a working capital deficit of approximately $2.7 million and a stockholders' deficit of approximately $3.1 million. Our auditors have included an explanatory paragraph in their report for the year ended December 31, 2000, indicating there is substantial doubt regarding our ability to continue as a going concern. There can be no assurance that we will be profitable in the future. Furthermore, future profits, if any, will be dependent on many factors, including, but not limited to, our ability to return our operations to profitability in a timely manner, the need for additional financing, and competition from other electronic commerce retailers. If we are not able to significantly improve our operating results, we may be required to cease or substantially curtail our operations.

WE WILL NEED TO OBTAIN ADDITIONAL FINANCING IN THE NEAR FUTURE.

         Our capital requirements associated with the expanding operations have been and will continue to be substantial. We anticipate, based on management's internal forecasts and assumptions related to operations, that our existing capital resources will not be sufficient to permit us to maintain and expand operations and marketing. We are, therefore, likely to require additional financing to execute our business plan. However, no assurance is given that we will be able to obtain additional financing when needed, or that, if available, such financing will be on terms acceptable to us. In any such financing, the interests of our existing security holders could be substantially diluted.

         We will need to raise additional funds in 2001 in order to fund our current operations, pursue sales growth opportunities, develop new web sites or enhance our existing ones, respond to competitive pressures, or acquire other businesses. If adequate funds are either not available or not available on acceptable terms, we will be unable to accomplish these objectives. Any inability to do so would have a negative effect on our business, revenues, financial condition and results of operations.

         If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. Moreover, these securities may have powers, preferences and rights that are senior to those of the rights of our common stock.

WE MAY ENCOUNTER PROBLEMS WITH RESPECT TO OUR CONTINUED LISTING ON THE NASDAQ SMALLCAP MARKET IN THE FUTURE.

         Although our securities are quoted on the Nasdaq SmallCap Market, we cannot assure you that a trading market for our stock will be maintained. In addition, we cannot assure you that we will in the future meet the maintenance criteria for continued quotation of our securities on the Nasdaq SmallCap Market. The maintenance criteria for the Nasdaq SmallCap Market include, among other things:

         o $2,000,000 in net tangible assets; or $35,000,000 in market capitalization; or $500,000 net income in the latest fiscal year or two of the last three fiscal years;

         o a public float of 500,000 shares with a market value equal to $1,000,000;

         o        two market makers;

         o        a minimum bid price of $1.00 per share of common stock; and

         o 300 shareholders (defined as round lot holders who own 100 or more shares of our common stock).

         As of April 6, 2001, our stock did not meet the above requirements for continued listing on the Nasdaq SmallCap Market. We received a letter from Nasdaq stating that our stock would be delisted at the opening of business on February 8, 2001 unless it maintained a bid price of at least $1.00 for a minimum of 10 consecutive trading days prior to February 6, 2001. While our stock did not meet these requirements prior to the stated deadline, we were granted a hearing before the Nasdaq Listing Qualifications Panel which took place on March 16, 2001. There is no assurance that the Listing Qualifications Panel will grant our request for continued listing.

         If we were removed from the Nasdaq SmallCap Market, trading, if any, in our securities would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the NASD's OTC Electronic Bulletin Board. As a result, an investor would find it more difficult to purchase, dispose of, and obtain accurate quotations as to the value of, our securities.

         In addition, if our common stock is delisted from trading on the Nasdaq SmallCap Market and the trading price of the common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under that rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including requirements that they

         o make an individualized written suitability determination for the purchaser; and

         o receive the purchaser's written consent prior to the transaction.

         The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, any equity security not traded on an exchange or quoted on Nasdaq SmallCap that has a market price of less than $5.00 per share), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with that market. Such requirements could severely limit the market liquidity of our securities and the ability of purchasers in this offering to sell their securities in the secondary market. We cannot assure purchasers of our securities that our securities will not be delisted or treated as a penny stock.

OUR PROPOSED MERGER WITH LAN PLUS MAY NOT OCCUR.

         Although we have signed an agreement to merge with Lan Plus Corporation and believe that this merger will take place, our completion of the merger is subject to a number of conditions, and we cannot assure you that all of the conditions will be met and that the merger will be consummated. In addition, either party may unilaterally terminate the agreement if the merger has not been consummated on or before June 30, 2001.

         If the merger is not completed for any reason, Mcglen may experience a number of adverse consequences, including the following:

         o the price of our common stock may decline to the extent that the current market price of our common stock currently reflects a market assumption that the merger will be completed;

         o an adverse reaction from investors and potential investors in our company may reduce future financing opportunities; and

         o our costs related to the merger, including legal and accounting fees, must be paid even if the merger is not completed.

OUR PROPOSED MERGER WITH LAN PLUS WILL REQUIRE US TO REAPPLY FOR NASDAQ LISTING.

         Our proposed merger with Lan Plus will constitute a "reverse merger" within the meaning of Rule 4330 of Nasdaq's Marketplace Rules and, as a result, we will need to reapply for listing on Nasdaq upon completion of the merger. In order to requalify for listing on Nasdaq's SmallCap Market:

         o our common stock must continue to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

         o we must initially either have (i) at least $4,000,000 of net tangible assets, (ii) net income in two of the last three years of at least $750,000, or (iii) a market capitalization of $50,000,000; and

         o we must initially have a minimum bid price of $4.00 per share, at least 300 round lot shareholders, a public float of at least 1,000,000 shares, and at least three active market makers for our common stock.

         We anticipate that we will satisfy all of Nasdaq's listing requirements at the time of the completion of our proposed merger with Lan Plus, except possibly the $4.00 per share minimum bid price for shares of our common stock. Depending upon the market price of our shares of common stock between now and the time that Nasdaq rules on our listing reapplication, we may be forced to effect a reverse stock split to support the minimum bid price of our common stock at $4.00 or more. Reverse stock splits usually cause drops in the price of a stock and the market price of our common stock may drop as a result thereof, even if our merger with Lan Plus is completed. While a reverse stock split does not change a stockholder's percentage ownership in us, it may well lessen public confidence in us and our common stock.

THE PAYMENTS TO DILLOW & DILLOW IN CONNECTION WITH $1.5 MILLION OF FINANCING RAISED IN A PRIVATE PLACEMENT MAY BE INCONSISTENT WITH THE PROVISIONS OF SECTION 15 OF THE SECURITIES EXCHANGE ACT OF 1934 AND MAY GIVE THE INVESTORS IN THAT FINANCING THE RIGHT TO RESCIND THEIR INVESTMENT.

         We paid transaction-based compensation to Dillow & Dillow in connection with their introducing to us certain accredited investors who invested in the Company. The introductions resulted in the sale by us of securities in interstate commerce. The investors introduced by Dillow & Dillow were SOMA Fund IX, LLC, Hippo Holdings, LLC, Kohl Concerns, LLC, Revel Holdings, Inc. and The Vertigo Fund LLC, each of whom is a selling stockholder hereunder. See "Selling Stockholders." Since Dillow & Dillow was not a registered broker dealer and received transaction-based compensation in connection with the introductions, the staff of the Securities and Exchange Commission has indicated to us that the receipt of these payments by Dillow & Dillow may be inconsistent with the registration provisions of Section 15 of the Securities Exchange Act of 1934, as amended. If these payments are determined to be inconsistent with Section 15, then under Section 29 of the Securities Exchange Act any or all of the following may be applicable to us:

         o our obligations to pay a fee to Dillow & Dillow may be voidable by us;

         o the investors purchasing securities in the transaction may have the right to void the contract as a nullity and the right to rescind their purchase of our securities, which would require us to repay the $1.5 million that they invested; and

         o        we may be subject to regulatory action.

WE HAVE A LIMITED ON-LINE OPERATING HISTORY THAT PROVIDES LITTLE INFORMATION WITH WHICH TO EVALUATE OUR ELECTRONIC COMMERCE BUSINESS.

         There is little information on which to evaluate our business and prospects as an electronic commerce company. An investor in our common stock must consider the risks and difficulties that early-stage companies frequently encounter in the new and rapidly evolving market of electronic commerce. Such risks for us include:

         o        our evolving and unpredictable business model;

         o our competitors that have more established electronic commerce operations;

         o        our need and ability to manage growth; and

         o        the rapid evolution of technology in electronic commerce.

         To address these risks and uncertainties, we must take various steps, including:

         o improving our customer service and providing outstanding order fulfillment;

         o continuing to develop and upgrade our technology, infrastructure and systems that support our on-line stores;

         o expanding the number of products and categories of merchandise offered at our on-line stores;

         o        increasing our customer base to achieve economies of scale;

         o        attracting, retaining and motivating qualified personnel; and

         o making our on-line stores more user-friendly and appealing to customers.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING ANY OF OUR STRATEGIES OR IN ADDRESSING THESE RISKS AND UNCERTAINTIES, AND EVEN IF WE ACCOMPLISH THESE OBJECTIVES, WE STILL MAY NOT BE PROFITABLE IN THE FUTURE.

         We incurred substantial losses from operations in 2000. As of December 31, 2000, we had an accumulated deficit of $9.2 million. We expect to continue to incur substantial net losses in the foreseeable future. We plan to continue to enhance our brand name through competitive pricing, marketing and advertising programs and improving and enhancing our technology, infrastructure and systems. These initiatives may result in operating expenses that are higher than current operating expenses. We will need to generate significant revenues to achieve profitability, and to maintain that profitability if it is achieved.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         Because electronic commerce is a new, emerging market, we cannot accurately forecast our revenues. While our revenues from electronic commerce may increase in certain quarters, an investor should not use these past results to predict our future results. We base our current and future expenditures on our plans and estimates of future revenues. Our expenses are, to a large degree, fixed. We may be unable to adjust spending in a timely manner if we experience an unexpected shortfall in our revenues.

         We expect that our future quarterly operating results will fluctuate significantly because of many factors, many of which we do not control. These factors include:

         o our ability to satisfy and retain existing customers and attract new customers at a sufficient rate;

         o pricing competition, including, but not limited to, pricing which results in no gross margin on certain products;

o our ability to acquire, price and market merchandise inventory such that we maintain gross margins in our existing business and in future product lines and markets;

         o        our ability to fulfill customer orders;

         o        the level of traffic at our web sites;

         o the development, announcement or introduction of new sites, services or products by us or by our competitors;

         o the amount the Internet is used generally and, more specifically, for the purchase of products such as those that we offer;

         o our ability to upgrade and develop our systems and infrastructure and attract new employees;

         o the occurrence of technical or communications failures, system downtime and Internet disruptions;

         o the amount and timing of operating costs and capital expenditures that we incur to expand our business;

         o        governmental regulation and taxation policies;

         o disruptions in service by common carriers such as United Parcel Service or unanticipated increases in shipping and transaction-processing costs; and

         o general economic conditions and economic conditions specific to the Internet, electronic commerce and the computer industry.

OUR REVENUES DEPEND ON THE NUMBER OF TIMES CUSTOMERS MAKE PURCHASES AT OUR ON-LINE STORES.

         The amount of sales at our on-line stores depends in part on the number of customers, the competitiveness of our prices and the availability of merchandise from our suppliers. We cannot forecast the number of our future customers, the future pricing strategies of our competitors or the future availability of merchandise with any degree of certainty. It is clear, however, that if the number of customers does not increase, if our gross margins decrease or if the amount of merchandise available to us decreases substantially, our business will suffer. Because of these and other factors, we believe that period-to-period comparisons of our historical results of operations are only partial indicators of our future performance.

OUR OPERATING RESULTS MAY FLUCTUATE DEPENDING ON THE SEASON.

         We expect to experience fluctuations in our operating results because of seasonal fluctuations in traditional retail patterns. Retail sales in the traditional retail industry tend to be significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. As a result of this and other factors, our operating results in one or more future quarters may fluctuate and, therefore, period-to-period comparisons of our historical results of operations may not be good indicators of our future performance.

WE MAY SUFFER SYSTEMS FAILURES AND BUSINESS INTERRUPTIONS.

         Our success, especially our ability to receive and fulfill customer orders, largely depends on the efficient and uninterrupted operation of our computer and telephone communications systems. Almost all of our computer and communications systems are located at a single leased facility. We have experienced temporary power failures and telecommunications failures from time to time at this facility. Our systems are vulnerable to damage from fire, earthquakes, floods, power loss, telecommunications failures, break-ins and other events. Despite any precautions we may take, the occurrence of natural disasters or other unanticipated problems could cause system interruptions, delays and loss of critical data and could prevent us from providing services. Moreover, although we have implemented network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties deliberately to exceed the capacity of our systems and similar disruptions. Any of these events could lead to interruptions or delays in service, loss of data or the inability to accept and confirm customer orders. Generally, we do not have redundant systems or a formal disaster recovery plan, and our coverage limits on our property and business interruption insurance may not be adequate to compensate us for losses that may occur.

WE FACE RISKS OF CAPACITY CONSTRAINTS.

         Our revenues depend to a significant degree on the number of customers who use our on-line stores to buy merchandise. We depend on the satisfactory performance, reliability and availability of our web sites, transaction-processing systems, network infrastructure, customer support center, and delivery and shipping systems. These factors are critical to our reputation, our ability to attract and retain customers and to maintain adequate customer service levels, and our operating results. Our on-line stores have experienced periodic temporary capacity constraints from time to time, and we continue to experience capacity constraints at our customer support center primarily related to inbound customer telephone inquiries. Capacity constraints could prevent customers from gaining access to our on-line stores or our customer support center for extended periods of time and decrease our ability to fulfill customer orders or decrease our level of customer acquisition or retention. Such constraints would also decrease the appeal of our on-line stores and decrease our sales. If the amount of traffic, the number of orders or the amount of traffic to our web sites increases substantially, we may experience capacity constraints and may need to further expand and upgrade our technology, transaction-processing systems and network infrastructure. We may be unable to sufficiently predict the rate or timing of increases in the use of our on-line stores to enable us to quickly upgrade our systems to handle such increases. In addition, we may be unable to increase our capacity at our customer support center to handle the amount of current or future customer telephone inquiries.

WE FACE RISKS RELATING TO SYSTEMS DEVELOPMENT.

         We are heavily dependent on our technological systems, some of which were not designed for electronic commerce but have been modified by us for that use. Although we upgrade and expand these systems on an ongoing basis, in the future we will need to significantly upgrade and expand or replace our transaction-processing systems to handle increased traffic at our on-line stores. We will also need to upgrade our systems to improve their scalability. We would also upgrade and expand our systems to add automated customer service, proactive e-mail and customer feedback features to provide enhanced customer service, more complete customer data and better management reporting information at this time. These efforts would require us to integrate newly developed and/or purchased technologies into our existing systems and to hire more engineering and information technology personnel in the future. If we are unable in a timely manner to hire required personnel, to add new software and hardware, or to develop and upgrade our existing systems to handle increased traffic, we could experience unanticipated system disruptions, slower response times, degraded customer service and a decrease in our ability to fulfill customer orders.

WE MAY BE UNABLE TO MANAGE OUR GROWTH.

         Since our formation in 1996, we have experienced significant growth. However, we cannot be certain that our growth will continue at a rapid pace. Our ability to successfully implement our business plan in a rapidly evolving market requires an effective planning and growth-management process. If we are unable to manage our growth, we may not be able to implement our business plan, and our business may suffer as a result. We expect that we will have to expand our business to address potential growth in the number of customers, to expand our product and service offerings and to pursue other market opportunities. We expect that we will need to expand existing operations, particularly those relating to information technology, customer service and merchandising. We expect that we will also need to continue to improve our operational, financial and inventory systems, procedures and controls, and will need to expand, train and manage our workforce, particularly our information technology staff. Furthermore, we expect that we will need to continue to manage multiple relationships with various suppliers, freight companies, warehouse operators, web sites, Internet service providers and other third parties to keep control over our strategic direction as our electronic commerce business evolves.

THE ELECTRONIC COMMERCE MARKET IS INTENSELY COMPETITIVE.

         The electronic commerce industry is new, rapidly evolving and intensely competitive. We may not be successful in competing against our present and future competitors. It is not difficult to enter the electronic commerce market, and current and future competitors can launch new electronic commerce web sites at relatively low cost. We expect competition in electronic commerce to increase as retailers, suppliers, manufacturers and direct marketers who have not traditionally sold computer products and consumer goods directly to consumers through the Internet enter this market segment. Furthermore, competition may increase to the extent that mergers and acquisitions result in electronic commerce companies with greater market share and revenues. Increased competition, or failure by us to compete successfully, is likely to result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs, loss of market share, or any combination of these problems.

         We believe that the principal competitive factors affecting our market are brand name recognition, competitive pricing, quality of customer service, quality of product information, breadth of merchandise offerings, cost of customer acquisition and ease of use of electronic commerce sites. Although we believe we compete adequately with respect to such factors, we cannot assure you that we can maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources. For instance, some competitors sell certain products at or near the purchase price paid by them to acquire the products. To improve our competitive position, we are focused on increasing our level of customer service and maintaining competitive pricing.

         Current and potential competitors have established or may establish cooperative relationships among themselves or directly with suppliers to obtain exclusive or semi-exclusive sources of merchandise. New competitors or alliances among competitors, or among competitors and suppliers, may emerge and rapidly acquire market share. For example, Dell Computer Corporation and Amazon.com, Inc. have agreed to provide links from their web sites to new web pages that advertise their respective products. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than we do. As a result, they may be able to secure merchandise from suppliers on more favorable terms than we can, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can.

WE RELY HEAVILY ON CERTAIN MANUFACTURERS, DISTRIBUTORS AND SUPPLIERS.

         We rely heavily on certain manufacturers, distributors and suppliers to supply us with merchandise for sale at our on-line stores. We cannot assure you that we will be able to develop and maintain satisfactory relationships with such parties on acceptable commercial terms, or that we will be able to obtain sufficient quality and quantities of merchandise at competitive prices. Also, the quality of service provided by such parties may fall below the standard needed to enable us to conduct our business effectively. We acquire products for sale both directly from manufacturers and indirectly through distributors and suppliers. Purchases from Ingram Micro Inc., a distributor of computers and related products, accounted for approximately 24% of our aggregate merchandise purchases for 1999. We have no long-term contracts or arrangements with manufacturers, distributors or suppliers that guarantee availability of merchandise for our on-line stores. We cannot assure you that current manufacturers, distributors and suppliers will continue to sell merchandise to us or otherwise provide merchandise for sale by us or that we will be able to establish new manufacturer, distributor or supplier relationships that ensure merchandise will be available for sale by us. We also rely on many of our distributors and suppliers to ship merchandise to customers. We have limited control over the shipping procedures of these distributors and suppliers, and such shipments have often been subject to delays.

WE RELY HEAVILY ON CERTAIN OTHER THIRD PARTIES, INCLUDING INTERNET SERVICE PROVIDERS AND TELECOMMUNICATIONS COMPANIES.

         Our operations depend on a variety of third parties for Internet access, telecommunications, operating software, order fulfillment, merchandise delivery and credit card transaction processing. We have limited control over these third parties, and we cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms. We cannot assure you that the quality of products and services that they provide will remain at the levels needed to enable us to conduct our business effectively.

         We rely on Internet service providers to connect our web site to the Internet. From time to time, we have experienced temporary interruptions in our web site's connections and also our telecommunications access. Frequent or prolonged interruptions of these web site connection services could result in significant losses of revenues. Our web site software depends on operating systems, database and server software that were produced by and licensed from third parties. From time to time, we have discovered errors and defects in such software and, in part, we rely on these third parties to correct these errors and defects promptly.

         Third-party distribution centers fulfill a significant portion of the sales for which we are responsible. Accordingly, any service interruptions experienced by these distribution centers as a result of labor problems or otherwise could disrupt or prevent the fulfillment of some of our customers' orders. In addition, we use United Parcel Service as the primary delivery service for our products. Our business would suffer if labor problems or other causes prevented this carrier from delivering our products for significant time periods. Furthermore, we rely on a single credit card processing service for the processing of credit card transactions. If computer systems failures or other problems were to prevent our credit card service from processing our credit card transactions, we would experience delays and business disruptions. Any such delays or disruptions in customer service may damage our reputation or result in a loss of customers.

WE MAY EVENTUALLY BE REQUIRED TO COLLECT SALES TAX FROM MOST OR ALL OF OUR CUSTOMERS.

         We currently collect sales tax on sales of products delivered to residents in the state of California and drop-shipped from Ingram Micro to residents of Massachusetts. Various states have tried to impose on direct marketers the burden of collecting sales taxes on the sale of products shipped to state residents. The United States Supreme Court affirmed its position that it is unlawful for a state to impose sales tax collection obligations on an out-of-state mail order company whose only contacts with the state are the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods from out-of-state locations by parcel post and interstate common carriers. It is possible that legislation may be passed to supersede the Supreme Court's decision, or that the Court may change its position. Additionally, it is uncertain whether any new rules and regulations may be adopted, in terms of sales tax collection obligations, to govern electronic commerce companies as the industry continues on its explosive pace of growth. The imposition of new sales tax collection obligations on us in states to which we ship products would result in additional administrative expenses to us. More importantly, though, we may lose one of our most competitive advantages because of a higher total price of products for our customers.

SHIPPING AND POSTAGE COULD INCREASE OUR OPERATING EXPENSES.

         We ship our products to customers generally by United Parcel Service and other overnight delivery and surface services. We generally invoice customers for shipping and handling charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services, our operating results will be adversely affected. Moreover, any increases in postal costs could have an adverse effect on our operating results.

WE FACE RISKS RELATING TO OUR INVENTORY.

         We directly purchase the majority of the merchandise that we sell at our on-line stores. We assume the inventory, inventory obsolescence and price erosion risks for products that we purchase directly. These risks are especially significant because much of the merchandise we sell at our on-line stores (for example, computer hardware, software and consumer electronics) is characterized by rapid technological change, obsolescence and price erosion. In the recent past we have recorded charges for obsolete inventory and have had to sell certain merchandise at a discount or loss. It is impossible to determine with certainty whether an item will sell for more than the price we pay for it. Because we rely heavily on purchased inventory, our success will depend on our ability to liquidate our inventory rapidly, the ability of our buying staff to purchase inventory at attractive prices relative to its resale value, and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If we are unsuccessful in any of these areas, we may be forced to sell our inventory at a discount or loss.

MOST MERCHANDISE SOLD BY US CARRIES A WARRANTY FROM THE MANUFACTURER OR THE SUPPLIER, AND WE ARE NOT OBLIGATED TO ACCEPT MERCHANDISE RETURNS.

         Nevertheless, we in fact have accepted returns from customers for which we did not receive reimbursements from our manufacturers or suppliers, and the levels of returned merchandise in the future might exceed our expectations. We may also find that we have to accept more returns in the future to maintain customer satisfaction.

WE FACE RISKS RELATED TO EXPANSION INTO NEW SERVICES AND BUSINESS AREAS.

         To increase our revenues, we will need to expand our operations over time by promoting new or complementary products or by expanding the breadth and depth of our product or service offerings. If we expand our operations in this manner, we will require significant additional development resources and such expansion may strain our management, financial and operational resources. We may not significantly benefit in such expansion from the Mcglen brand name or from the early entry advantage that we have experienced in the on-line computer products market. Gross margins attributable to new business areas may be lower than those associated with our existing business activities. We cannot assure you that our expansions into new product categories, on-line sales formats or products or service offerings will be timely or will generate enough revenue to offset their costs. Also, any new product category or product or service offering that is not favorably received by consumers could damage our brand reputation.

ELECTRONIC COMMERCE POSES SECURITY RISKS TO US.

         A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely upon encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. We cannot assure you that our security measures will prevent security breaches, and such breaches could expose us to operating losses, litigation and possible liability. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. A party who is able to circumvent our security measures could steal proprietary information or interrupt our operations. We may need to spend a great deal of money and use other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of on-line transactions and the privacy of users may also inhibit the growth of the Internet generally, and the World Wide Web in particular, especially as a means of conducting commercial transactions.

WE ARE DEPENDENT ON INTELLECTUAL PROPERTY.

         Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. Although we have applied for trademark protection for the Mcglen.com name, this name is not currently a registered trademark in the United States. We cannot assure you that we will be able to secure significant protection for this trademark and our other trademarks or service marks. It is possible that our competitors or others will adopt product or service names similar to "Mcglen.com" or other service marks or trademarks of ours, thereby impeding our ability to build brand identity and possibly confusing customers.

         Copyright laws protect our proprietary software. The source code for our proprietary software also is protected under applicable trade secret laws. We cannot assure you that the steps we take to protect our software will prevent misappropriation of our technology or that the agreements we enter into for that purpose will be enforceable. It might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization, or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may not adequately protect our intellectual property.

         In the systems and software industries, it is common that companies receive notices from time to time alleging infringement of patents, copyrights or other intellectual property rights of others. We may from time to time be notified of claims that we may be infringing upon patents, copyrights or other intellectual property rights owned by third parties. Companies may pursue claims against us with respect to the alleged infringement of patents, copyrights or other intellectual property rights owned by third parties. Although we believe we have not violated or infringed upon any intellectual property rights and have taken measures to protect our own rights, there is no assurance that we will avoid litigation. Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against third party claims of invalidity. Any litigation could result in substantial costs and diversion of resources away from the day-to-day operation of our business.

         Existing copyright, trademark, patent and trade secret laws afford only limited protection. Existing laws, in combination with the steps we have taken to protect our proprietary rights, may be inadequate to prevent misappropriation of our technology or other proprietary rights. Also, such protections do not preclude competitors from independently developing products with functionality or features similar or superior to our products and technologies.

         We also rely on a variety of technologies that we license from third parties, such as the database and Internet commerce server applications that we license. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. If we lose any such licenses, or if we are unable to maintain or obtain upgrades to any of these licenses, it could delay completion of our proprietary software enhancements until equivalent technology is identified, licensed or developed, and integrated.

WE ARE VULNERABLE TO THE RAPID EVOLUTION OF ELECTRONIC COMMERCE AND RELATED TECHNOLOGY.

         The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies, and the emergence of new industry standards and practices. Changes in the Internet, electronic commerce and related technology could render our web site and technology obsolete. To remain competitive, we must continue to enhance and improve the customer service features, responsiveness and functionality of our web site. Our success in achieving these goals depends on our ability to develop or license new technologies and respond promptly and cost-effectively to technological advances and emerging industry standards and practices. The development and licensing of technologies relating to the Internet and electronic commerce involve significant technical, financial and business risks. We may not be successful in developing, licensing or integrating new technologies or promptly adapting our web sites, proprietary technology and transaction-processing systems to customer needs or emerging industry standards.

WE MAY BECOME SUBJECT TO MORE BURDENSOME GOVERNMENT REGULATION.

         We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to commercial on-line services or the Internet. However, due to the increasing popularity and use of commercial on-line services and the Internet, it is possible that new laws and regulations may be adopted. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial on-line services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy, is uncertain and could expose us to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business.

         In addition, because our services and products are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our web site or prosecute us for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

         For a period of three years, the Internet Tax Freedom Act (ITFA) effectively bars state or local governments from imposing taxes that would subject on-line commerce transactions to taxation in multiple states. The ITFA does not prohibit state or local taxation of on-line commerce products or services that would otherwise be taxed, such as in states where a company has a physical presence. The ITFA also provides for the establishment of a commission to study on-line commerce and to recommend a fair method of taxing Internet transactions. We cannot be certain that upon expiration of the ITFA, we will not be subject to further taxation by state or local governments on the sale of merchandise.

WE ARE DEPENDENT ON THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE.

         We depend almost entirely on the Internet for revenue and the increased use of the Internet for commerce is essential for our business to grow. Accordingly, our success depends in large part on the continued development of the infrastructure for providing Internet access and services. The Internet could lose its viability or its usage could decline due to many factors beyond our control, including:

         o        delays in the development of the Internet infrastructure;

         o        power outages;

         o        the adoption of new standards or protocols for the Internet;
                  or

         o        changes or increases in governmental regulation.

         We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of buying goods will be developed or that, if they are developed, the Internet will remain a viable marketing and sales channel for the types of products and services that we offer at our on-line stores.

WE FACE RISKS ASSOCIATED WITH MAINTAINING THE VALUE OF OUR DOMAIN NAMES.

         We currently hold various Web domain names relating to our brand, including the Mcglen.com, AccessMicro.com and Techsumer.com domain names. We cannot assure you that we will be able to acquire or maintain relevant domain names in all jurisdictions in which we conduct business. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of our brand and our trademarks and other proprietary rights.

VOLATILITY IN THE UNITED STATES STOCK MARKET, NASDAQ SMALLCAP MARKET AND THE TECHNOLOGY SECTOR, AS WELL AS OTHER FACTORS, MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         The trading price of our common stock has been and may continue to be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products introduced by us or our competitors and other events or factors. The stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations in recent years. This volatility has had a substantial impact on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the companies affected. These broad market fluctuations may adversely affect the market price of our common stock.

A SUBSTANTIAL PORTION OF OUR STOCK IS HELD BY OUR FOUNDERS.

         George Lee, Mike Chen and Alex Chen influence all fundamental matters affecting Mcglen. As of April 6, 2001, these three persons controlled approximately 27% of the total combined voting power of the outstanding common stock. Accordingly, these individuals are able to wield considerable influence in, among other things, determining the outcome of corporate decisions, effecting corporate transactions (including mergers, consolidations and the sale of all or substantially all of our assets), or preventing or causing a change in control in the company.

THE CONVERSION OF OUTSTANDING CONVERTIBLE NOTES AND EXERCISE OF OUTSTANDING WARRANTS BY THEIR HOLDERS MAY CAUSE SIGNIFICANT DILUTION.

         A significant number of shares of our common stock are, or may in the future become, issuable upon exercise of outstanding options or warrants previously granted by us. We cannot predict whether or when any outstanding options and warrants will be exercised in whole, in part or at all. However, if our stock price rises and holders of outstanding options and warrants elect to exercise these instruments, purchasers of our common stock could experience immediate substantial dilution in percentage voting power, pro forma net tangible book value per share of our common stock and earnings (loss) per share of our common stock.

WE ARE EXPOSED TO THE RISKS OF A GLOBAL MARKETPLACE.

         A portion of our products are either produced in, or have major components produced in, the Asia Pacific region. We have business relationships with companies located in the region directly, and we engage in U.S. Dollar denominated transactions with these companies and U.S. divisions and subsidiaries of these companies. As a result, we may be indirectly affected by risks associated with international events, including economic and labor conditions, political instability, tariffs and taxes, availability of products and currency fluctuations in the U.S. Dollar versus the regional currencies. Countries in the Asia Pacific region, including Japan, have experienced weaknesses in their currency, banking and equity markets from time to time. These weaknesses could adversely affect the supply and prices of products and components and, ultimately, our results of operations.

THE ISSUANCE OF PREFERRED STOCK COULD AFFECT VOTING RIGHTS OR DELAY OR PREVENT A CORPORATE TAKEOVER.

         Our Board of Directors is authorized to determine the rights and restrictions granted to and imposed upon our preferred stock. They can decide the number of shares of any series of preferred stock and the designation of any such series. Our Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the potential issuance of preferred stock may:

         o have the effect of delaying, deferring or preventing a change in control of the company;

         o discourage bids for the common stock at a premium over the market price of the common stock; and

         o        adversely affect the market price of the common stock.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THE OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

         The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. There were 36,082,055 common shares issued and outstanding as of April 6, 2001, which does not include all of the shares covered by this prospectus. In addition, 2,643,000 stock options and warrants are outstanding, most of which were fully vested as of March 31, 2001. Moreover, we may issue additional shares in acquisitions and may grant additional stock options to our employees, officers, directors and consultants under our stock option plan.

                                 USE OF PROCEEDS

         Since the only securities being offered are those of the selling stockholders, we will not receive any of the proceeds from the sale of the shares covered by this prospectus. However, we will receive the exercise price of options and warrants held by selling stockholders who exercise their options and warrants and pay the exercise price in cash. As some warrants contain a cashless exercise feature, however, there is no assurance that we will receive any proceeds from the exercise of these warrants.

         The use of any proceeds from the exercise of warrants or options, and the timing of such use, will depend on the availability to us of cash from other sources. Proceeds not immediately required for the purposes described above will be invested by us principally in United States government obligations, short term certificates of deposit, money market funds or other short term, interest-bearing investments.

                                 DIVIDEND POLICY

         The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not declared or paid any dividends since our inception and do not contemplate or anticipate paying any dividends upon our common stock in the foreseeable future.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of April 6, 2001, the number of shares of our common stock held of record or beneficially: (i) by each person who held of record, or was known by us to own beneficially, more than 5% of the outstanding shares of the our common stock; (ii) by each of our current executive officers and directors; and (iii) by all of our current executive officers and directors as a group:

          NAME AND ADDRESS OF                                                    PERCENT OF OUTSTANDING SHARES OF
            BENEFICIAL OWNER                  NUMBER OF SHARES OWNED(1)                   COMMON STOCK(2)
  Mike Chen
  16700 Gale Avenue                                 4,082,950(2)                               11.3%
  City of Industry, CA 91745

  George Lee
  16700 Gale Avenue                                 4,286,256(2)                               11.8%
  City of Industry, CA 91745

  AMRO International, S.A.
  c/o Ultra Finanz                                  3,818,159(3)                               10.5%
  P.O. Box 4401
  Zurich CH-8022
  Switzerland

  Alex Chen
  16700 Gale Avenue                                 1,483,860                                   4.1%
  City of Industry, CA 91745

  Andy Teng
  16700 Gale Avenue                                   727,273(4)                                2.0%
  City of Industry, CA 91745

  David P. Jones
  16700 Gale Avenue                                   693,334(2)                                1.9%
  City of Industry, CA 91745

  Grant Trexler
  16700 Gale Avenue                                   544,376(2)                                1.5%
  City of Industry, CA 91745

  Peter Janssen
  16700 Gale Avenue                                   339,438(2)                                  *
  City of Industry, CA 91745

  Calbert Lai
  16700 Gale Avenue                                   100,000(2)                                  *
  City of Industry, CA 91745

  Richard Shyu
  16700 Gale Avenue                                        --                                    --
  City of Industry, CA 91745

  All current executive officers and
  directors as a group (9 persons)                 12,257,487(2)                               33.1%

*        Less than 1%.

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of our common stock have sole voting and dispositive power with respect to such shares.

(2) For purposes of computing the percentages, the number of shares of common stock outstanding includes shares purchasable within 60 days upon exercise of outstanding stock options and warrants, as follows:
         Mr. Lee and Mr. Lai (100,000 shares each), Mr. M. Chen (120,000 shares), Mr. Trexler (150,000 shares), Mr. Janssen (114,438 shares), Mr. Jones (366,667 shares), and all executive officers and directors as a group (951,105 shares).

(3) Includes 3,445,710 shares issued in February 2001 upon partial conversion of a convertible note and 372,449 shares issuable upon exercise of a warrant.

(4) These shares are held by Lan Plus Corporation, of which Mr. Teng is the sole shareholder. Mr. Teng has sole voting and dispositive power over these shares.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.03 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of April 6, 2001, there were 36,082,055 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

         Subject to preferences that may be applicable to any prior rights of holders of outstanding preferred stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

         The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Board is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock in one or more series. The Board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

         The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

         We have as of the date of this prospectus not designated any series of preferred stock.

TRANSFER AGENT AND REGISTRAR

         Our Transfer Agent and Registrar is American Stock Transfer & Trust Company. Their address is 590 Maiden Lane, New York, New York 10007.

                              SELLING STOCKHOLDERS

         The table below sets forth certain information, as of the date of this prospectus, with respect to the amount of shares owned by each selling stockholder, the number of shares covered by this prospectus with respect to each selling stockholder, and the percentage ownership of each selling stockholder before this offering (assuming exercise of such selling stockholder's warrants or options and conversion of such selling stockholder's convertible notes, if applicable), and the amount and percentage ownership of each selling stockholder after this offering. None of the selling stockholders has had any position, office, or other material relationship with us within the past three years, other than as disclosed in this prospectus.

---------------------------------------------------------------------------------------------------------------------------
                                                   SELLING STOCKHOLDERS
---------------------------------------------------------------------------------------------------------------------------
                                                                                  TOTAL NUMBER
                                                                                 OF SHARES BEING
                                                                                   REGISTERED
                                                                                   PURSUANT TO
                                                                                    WARRANTS,
                                                                                    OPTIONS,            %
                                                  TOTAL          NUMBER OF         CONVERTIBLE        OWNED          %
                                                NUMBER OF           OWNED           NOTES AND         BEFORE       OWNED
                                                  SHARES        SHARES BEING        FINANCING        OFFERING      AFTER
  NAME OF SELLING STOCKHOLDER                     OWNED          REGISTERED         AGREEMENT          (1)      OFFERING(2)
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Plumrose Holdings, Inc. (3)                         --               --               100,000           --           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
AMRO International, S.A. (4)                    3,445,710        3,445,710             11,290         10.5%          --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Ladenburg Thalmann & Co. Inc. (5)                   --               --                49,660           --           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
The Lin Law Corporation(6)                        700,000          250,000              --             1.9%         1.2%
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Akira Minamino                                      --               --                56,257           --           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Masamitsu Ishihara                                200,000             --               50,000            *            *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Keiji Miyagawa                                      --               --                42,000           --           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Far East Capital Management(7)                      --               --                15,480           --           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Escalade Investors LLC(8)                           --               --                43,134           --           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Robert A. Shuey, III                               12,500           12,500              --               *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Anthony F. Vaccaro, Jr.                            12,500           12,500              --               *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Michael A. Colaiacovo                              12,500           12,500             70,000            *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Manuel M. Bello                                    12,500           12,500             40,000            *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
William Gilsing                                    50,000           25,000              --               *            *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Michael Culver                                     70,000           30,000              --               *            *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Grant Trexler                                     332,500          125,000              --               *            *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Doug Foster                                       225,000          112,500              --               *            *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Peter Janssen                                     225,000          112,500              --               *            *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Synnex Information Technologies, Inc.(9)          344,861          250,000             69,663            *            *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Triangle Associates, LLC(10)                        --               --                69,663           --           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Deutsche Financial Services Corporation(11)       310,000          310,000            137,500            *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Ingram Micro Inc. (12)                            250,000          250,000              --               *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------

                                       21

---------------------------------------------------------------------------------------------------------------------------
                                                   SELLING STOCKHOLDERS
---------------------------------------------------------------------------------------------------------------------------
                                                                                  TOTAL NUMBER
                                                                                 OF SHARES BEING
                                                                                   REGISTERED
                                                                                   PURSUANT TO
                                                                                    WARRANTS,
                                                                                    OPTIONS,            %
                                                  TOTAL          NUMBER OF         CONVERTIBLE        OWNED          %
                                                NUMBER OF           OWNED           NOTES AND         BEFORE       OWNED
                                                  SHARES        SHARES BEING        FINANCING        OFFERING      AFTER
  NAME OF SELLING STOCKHOLDER                     OWNED          REGISTERED         AGREEMENT          (1)      OFFERING(2)
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------

Institutional Equity Corporation (formerly          --               --               500,000           --           --
Redstone Securities) (13)
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Global Integrated Business Solutions (14)           --               --               140,000            *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Dillow & Dillow, Inc. (15)                         80,000           80,000            970,000          2.9%          --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
SOMA Fund IX, LLC(16)                               --               --               360,000            *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Hippo Holdings, LLC(17)                             --               --             1,320,000          3.7%          --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Kohl Concerns, LLC(18)                              --               --             1,320,000          3.7%          --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Revel Holdings, Inc.(19)                            --               --             1,500,000          4.2%          --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
The Vertigo Fund, LLC(20)                           --               --             1,500,000          4.2%          --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------

         * less than 1%.
         (1) Based upon a total number of shares of Common Stock outstanding of 36,082,055.
         (2) Based upon a total number of shares of Common Stock outstanding of 38,226,702. 6,220,000 shares issuable pursuant to our financing agreement with Dillow & Dillow, Inc. (including 220,000 shares issuable to Dillow and Dillow as a finder's fee) have been issued or will be issued from a pool of founders' shares provided for this purpose and will not result in any dilution upon issuance.
         (3) Hans Gassner, Director, is the natural person having sole voting and dispositive power over the shares owned by Plumrose.
         (4) The address of AMRO is c/o Ultra Finanz, Grossmuensterplatz 6, P.O. Box 4401, Zurich CH-8022, Switzerland. Ruth Streitenberger, Michael Klee and H.U. Bachofen, Directors, are the natural persons having shared voting and dispositive power over the shares owned by AMRO.
         (5) Joseph A. Smith, Managing Director, is the natural person having sole voting and dispositive power over the shares owned by Ladenburg.
         (6) Paul Lin, President, is the natural person having sole voting and dispositive power over the shares owned by The Lin Law Corp.
         (7) Anita Chien, Director, is the natural person having sole voting and dispositive power over the shares owned by Far East Capital Mgmt.
         (8) Ethan Benovitz, Managing Director, is the natural person having sole voting and dispositive power over the shares owned by Escalade.
         (9) Richard Powers, Senior Vice President and Chief Financial Officer, is the natural person having sole voting and dispositive power over the shares owned by Synnex.
         (10) Steven K. Chen, President, is the natural person having sole voting and dispositive power over the shares owned by Triangle Assocs.
         (11) Christopher J. Wohlert, Operations Manager, is the natural person having sole voting and dispositive power over the shares owned by Deutsche Financial Services Corp.
         (12) Vicki Vann-Berstein, Senior Vice President and U.S. Chief Financial Officer, is the natural person having sole voting and dispositive power over the shares owned by Ingram Micro.
         (13) Robert A. Shuey, III, is the natural person having sole voting and dispositive power over the shares owned by Institutional Equity Corp.

         (14) George Garcy, President, is the natural person having sole voting and dispositive power over the shares owned by Global.
         (15) Christopher Dillow, Chief Executive Officer, is the natural person having sole voting and dispositive power over the shares owned by Dillow & Dillow.
         (16) Todd A. Ellsworth is the natural person having sole voting and dispositive power over the shares owned by SOMA.
         (17) Leon Burrows, Manager, is the natural person having sole voting and dispositive power over the shares owned by Hippo.
         (18) Mark O. Van Wagoner, Managing Member, is the natural person having sole voting and dispositive power over the shares owned by Kohl.
         (19) Jaime Askew is the natural person having sole voting and dispositive power over the shares owned by Revel.
         (20) Jack Gavlin is the natural person having sole voting and dispositive power over the shares owned by Vertigo.

WARRANTS

         This registration statement includes for registration shares issuable upon the exercise of warrants issued to each of the following parties:

         Plumrose Holdings Inc.
         ---------------------

         On April 26, 2000, in connection with our Common Stock Purchase Agreement with Plumrose Holdings Inc. ("Plumrose"), we issued to Plumrose a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.875, which was the closing bid price of our common stock on the trading day prior to the closing date. If no registration statement for the shares covered by the warrant is effective on the date of exercise, the warrants issued by the Company to Plumrose may be exercised on a "cashless exercise" basis to the extent that the average of the high and low trading prices per share of common stock issuable upon exercise of such warrants on the trading day immediately preceding the date of exercise exceeds the aggregate exercise price for the shares as to which the warrants are being exercised.

         AMRO International, S.A.
         ------------------------

         As consideration for a bridge loan from AMRO International, S.A. in the amount of $1,500,000 pursuant to a loan agreement dated April 10, 2000, we issued to AMRO, in addition to a 10% Convertible Debenture (the "Debenture"), a warrant to purchase up to 372,449 shares of our common stock for $2.316 per share, which is equal to 115% of the daily volume weighted average price of our common stock on April 14, 2000, the last trading day prior to the closing of the loan. As of March 5, 2001, all of the shares covered by the Warrant are exercisable. Because we did not redeem the Debenture in full on or prior to July 26, 2000, AMRO can demand that we file a registration statement to register any shares covered by the Warrant as well as at least 200% of the number of shares issuable upon conversion of the Debenture and any additional shares we consider necessary to cover any accrued interest on the Debenture. The Warrant expires on April 17, 2002.

         Ladenburg Thalmann & Co. Inc.
         -----------------------------

         In consideration of its role as placement agent in the transaction with AMRO, we also issued to Ladenburg Thalmann & Co. Inc. ("Ladenburg") a warrant to purchase up to 49,660 shares of our common stock at any time between April 17, 2000 and April 17, 2002 for an exercise price of $2.0137. Other than the number of shares covered and the exercise price, the warrant issued to Ladenburg is in form and substance identical to that delivered to Plumrose.

         Keiji Miyagawa
         --------------

         On June 16, 1999 and September 22, 1999, Mcglen Micro, Inc. ("Mcglen Micro") issued warrants to Keiji Miyagawa to purchase, respectively, 10,000 shares of Mcglen Micro common stock at $2.00 per share and 32,000 shares at $2.50 per share (both pre-reverse acquisition split). In consideration of Miyagawa's assistance in the Company's discussions with certain convertible noteholders regarding conversion of their notes, the Company has recently agreed to reduce the exercise price of the June 16 warrant to $1.00 per share and the September 22 warrant to $1.00 per share for 11,000 shares and $2.00 for the remaining 21,000 shares. All of the shares subject to these warrants have "piggyback" registration rights, subject to underwriter approval, limitation and lockups. Each warrant expires two years after issuance.

         Far East Capital Management
         ---------------------------

         On May 6, 1999, in exchange for its assistance in securing the alliance with Synnex Information Technologies, Inc., Mcglen Micro issued to Far East Capital Management Ltd. three warrants to purchase its common stock worth a total of up to $75,000 as follows: $25,000 at the closing price of the reverse merger between Adrenalin Interactive, Inc. and Mcglen Micro, $25,000 at a 10% discount to the closing price, and $25,000 at a 25% discount to the closing price. Based on the reverse merger closing price of $5.5625, the three warrants give the holder the right to purchase a total of 15,480 shares. The warrants are currently exercisable and will expire on May 6, 2001.

         Escalade Investors LLC
         ----------------------

         In connection with a financing pursuant to a purchase agreement to sell $2,000,000 of common stock to Escalade Investors, LLC, we issued to Escalade two three-year warrants to purchase a total of 43,134 shares of common stock (29,325 shares at an exercise price of $4.843 per share and 13,809 shares at an exercise price of $6.79 per share). The warrants issued by us to Escalade may be exercised on a "cashless exercise" basis to the extent that the average market value of the shares of common stock issuable upon exercise of the warrants for the five trading days prior to exercise exceeds the aggregate exercise price for the shares as to which the warrants are being exercised.

         Synnex Information Technologies, Inc.
         -------------------------------------

         In connection with its entry into an alliance with Synnex Information Technologies, Inc., Mcglen Micro issued to Synnex a warrant to purchase up to $1 million of Mcglen Micro's common stock at the price of $4.1719 per share, or 239,699 shares. The initial exercise of the warrant must be for a number of shares that will result in an aggregate exercise price of at least $500,000. The warrant is currently exercisable and will expire on May 17, 2004.

         On May 6, 1999, in exchange for his assistance in securing an alliance with Synnex, Mcglen Micro issued to C. Kevin Chuang three warrants to purchase its common stock worth a total of up to $337,500 as follows: $112,500 at the closing price of the reverse merger between Adrenalin Interactive, Inc. and Mcglen Micro, $112,500 at a 10% discount to the closing price, and $112,500 at a 25% discount to the closing price. Based on the reverse merger closing price of $5.5625, the three warrants give the holder the right to purchase a total of 69,663 shares. The warrants are currently exercisable and will expire on May 6, 2001. Mr. Chuang has transferred these warrants to Synnex.

         Triangle Associates, LLC
         ------------------------

         On May 6, 1999, in exchange for its assistance in securing the alliance with Synnex, Mcglen Micro issued to Triangle Associates, LLC three warrants to purchase its common stock worth a total of up to $337,500 as follows: $112,500 at the closing price of the reverse merger between Adrenalin Interactive, Inc. and Mcglen Micro, $112,500 at a 10% discount to the closing price, and $112,500 at a 25% discount to the closing price. Based on the reverse merger closing price of $5.5625, the three warrants give the holder the right to purchase a total of 69,663 shares. The warrants are currently exercisable and will expire on May 6, 2001.

         Deutsche Financial Services Corporation
         ---------------------------------------

         On October 26, 2000, we issued a warrant to Deutsche Financial Services Corporation ("DFS") in connection with a forbearance agreement dated September 20, 2000 between us and DFS, pursuant to which we agreed to pay DFS all indebtedness owing by virtue of advances made by DFS to Mcglen Micro under a previous wholesale financing agreement. Under the terms of the warrant, DFS had the right to convert debt in an amount not to exceed $268,000 for up to 275,000 shares of our common stock at the average closing price of our common stock on the 22 trading days immediately preceding the notice of conversion ("Conversion Shares"), and for 365 days after such conversion to purchase in cash up to 50% of the number of Conversion Shares ("Warrant Shares") at a price equal to 75% of the average closing price of our common stock on the 22 trading days immediately preceding the notice of exercise. Pursuant to a settlement and release agreement dated December 28, 2000 between us and DFS, DFS exercised its rights with respect to the Conversion Shares and received 275,000 shares of our common stock. In addition, DFS retains its right to purchase up to 137,500 Warrant Shares. Pursuant to the terms of the warrant and release agreement, the Conversion Shares and Warrant Shares are included for registration in this registration statement.

         Global Integrated Business Solutions
         ------------------------------------

         On August 18, 2000, we entered into a corporate consulting agreement with Global Integrated Business Solutions ("Global"). In exchange for various corporate consulting and public relations services, we agreed to issue to Global 20,000 warrants per month to purchase an equal number of shares of our common stock at an exercise price of $0.25 per share. No warrants have been issued as of April 6, 2001. However, this prospectus covers 140,000 shares underlying warrants owed by us to Global under the agreement.

         Dillow and Dillow, Inc.
         -----------------------

         On December 22, 2000, we entered into a financing agreement with Dillow & Dillow, Inc., under which Dillow & Dillow agreed to introduce lenders and investors for up to $1.5 million of financing for us in the form of convertible loans and cash investments by lenders and investors identified by Dillow & Dillow. The agreement provides Dillow & Dillow with a one-year warrant to purchase one share of our common stock for every eight shares of our common stock issued to lenders and investors under the financing agreement, for a maximum of 750,000 shares. The warrant entitles the holder to purchase up to 250,000 shares of common stock for an exercise price of $0.30 per share, up to 250,000 shares of common stock for an exercise price of $0.50 per share, and up to 250,000 shares of common stock for an exercise price of $0.75 per share. The financing agreement requires us to file this registration statement covering shares of common stock issuable upon exercise of Dillow & Dillow's warrant.

         In connection with the private placement of $1.5 million of our securities, we paid to Dillow & Dillow transaction-based compensation as set forth above in connection with the introduction of "accredited investors" who purchased these securities. While Dillow & Dillow is not registered as a broker/dealer, Section 15(a) of the Securities Exchange Act may have required Dillow & Dillow to be registered as a broker/dealer (unless an exemption applied) in connection with the sale of our securities to certain investors. If Dillow & Dillow were deemed to have acted as a broker/dealer in connection with the sale of our securities to certain selling stockholders hereunder, it would have been required to be registered with the Securities and Exchange Commission as a broker/dealer under Section 15(a) of the Securities Exchange Act of 1934 unless it were exempt from the broker/dealer registration requirements. Section 29(b) of the Securities Exchange Act provides that every contract that is made in violation of, or the performance of which involves a violation of, any provisions of the Securities Exchange Act or any rule or regulation thereunder, is voidable by a non-violating party or other person with standing to assert the claim.

         If Dillow & Dillow was not properly exempt from the broker/dealer registration requirements under the Securities Exchange Act, Section 29(b) could be construed to allow various parties to assert claims, including, but not limited to the following:

         o The investors introduced by Dillow & Dillow could assert a claims for rescission of their $1.5 million investment in us; and

         o We, or our stockholders on a derivative basis, could have a claim against Dillow & Dillow for rescission of amounts we paid to Dillow & Dillow, assuming that Mcglen was determined to be an "innocent party" in the transaction with Dillow and our stockholder could have a claim against Dillow if it was determined that Mcglen was not an "innocent party" in the transaction with Dillow.

         If such claims were made or asserted we believe that we have strong defenses and other legal rights and would vigorously defend against any such claims.

CONVERTIBLE DEBT

         The registration statement of which this prospectus is a part includes for registration shares issuable upon the conversion of convertible debt instruments issued to each of the following parties:

         AMRO International, S.A.
         ------------------------

         On April 10, 2000, we received a bridge loan in the amount of $1,500,000 from AMRO International, S.A., and simultaneously issued a 10% convertible debenture whereby we promised to repay to AMRO the whole amount of the loan on September 30, 2001, plus 10% interest per annum payable quarterly. Under the terms of the debenture, AMRO had the right, at any time after September 14, 2000, to convert the principal or any portion thereof, and any accrued but unpaid interest, into our common stock at a conversion price per share equal to 90% of the volume-weighted average price for the five lowest trading days during the 22 trading days immediately preceding the conversion date. On January 26, 2001, AMRO converted $508,000 of principal into 3,445,710 shares of our common stock. In addition, on February 16, 2001, AMRO agreed to begin converting all outstanding amounts on the debenture (including interest) into shares of our common stock at $0.32 per share, subject to a provision in the debenture that does not allow AMRO to convert the debenture at any time for shares in an amount that would give AMRO, after such conversion, ownership of 9.9% or more of our outstanding common stock.

         Akira Minamino
         --------------

         On June 16, 1999, Mcglen Micro issued a convertible promissory note to Akira Minamino in the principal sum of $100,000. The note carried an interest rate of 10% per annum, and matured on September 30, 2000. Mr. Minamino converted the principal and accrued interest at $1.00 per share, for 112,514 shares. Half of these shares are included for registration in this registration statement, and the other 56,257 shares have "piggyback" registration rights.

         Masamitsu Ishihara
         ------------------

         On June 16, 1999, Mcglen Micro issued a convertible promissory note to Masamitsu Ishihara in the principal sum of $100,000. The note carries an interest rate of 10% per annum, and matures eighteen months after the issuance date. This note may be converted by the holder at any time prior to repayment into shares of our common stock at $2.00 per share. All shares issued on such conversion have "piggyback" registration rights.

         Financing Agreement
         -------------------

         Pursuant to our financing agreement with Dillow and Dillow, Inc. dated December 22, 2000, we borrowed $700,000 from certain lenders identified by Dillow & Dillow. The notes converted automatically into shares of our common stock on March 21, 2001, the date this registration statement became effective, at a conversion price of $0.25 per share. The lenders received shares of our common stock as follows upon such conversion: SOMA Fund IX, LLC (168,000 shares), Hippo Holdings, LLC and Kohl Concerns, LLC (616,000 shares each), and Revel Holdings, Inc. and The Vertigo Fund, LLC (700,000 shares each).

                              PLAN OF DISTRIBUTION

         The shares and warrants or options held by the selling stockholders may be sold or otherwise disposed of from time to time by the selling stockholders, or by their pledgees, donees, transferees or other successors in interest, should they or any other parties determine to make such sales. We are unable to predict whether or when they will determine to proceed with sales of common stock, warrants and/or options, as determination will be made by the selling stockholders or other parties. The selling stockholders may sell the shares covered by this prospectus from time to time in the over-the-counter market to purchasers in certain states provided that such sales satisfy the requirements for exemption from registration or qualification under the applicable laws of such states, which may include, but are not limited to, the following requirements:

         o all sales must be made either through broker-dealers acting as agents for the selling stockholders or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, and all such broker-dealers must be registered under the laws of any state in which any sales are deemed to occur;

         o any compensation (including without limitation, any discounts, concessions or commissions from the selling stockholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals) paid to broker-dealers must not exceed customary commissions; and

         o all sales must be made at market prices prevailing at the time of sale.

         Selling stockholders may not offer or sell the securities covered by this prospectus in any state where the offer or sale is not permitted.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the shares of common stock during the applicable `cooling off' periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

         The selling stockholders and any broker-dealers that act in connection with the sale of common stock and/or warrants hereunder might be deemed to be `underwriters' within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of common stock or warrants as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         We have agreed to pay all expenses of registration, provided, however, that all selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Upon the consummation of this offering, we will have 38,226,702 shares of common stock outstanding (assuming exercise of all options, warrants or convertible notes for which shares are being registered in this prospectus), of which 17,122,510 shares of common stock will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act.

         The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act. These rules are summarized below.

RULE 144

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         o        1% of the number of shares of common stock then outstanding;
                  or

         o the average weekly trading volume of the common stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

         In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for us by O'Melveny & Myers LLP, Irvine, California.

                                     EXPERTS

         The financial statements of the Mcglen Internet Group, Inc. as of December 31, 2000 and for the two years then ended incorporated by reference in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern), and are incorporated by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o        under section 174 of the Delaware General Corporation Law; or

         o for any transaction from which the director derives improper personal benefit.

         The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                          MARKET FOR OUR COMMON EQUITY

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "MIGS." In December 1999, we changed our ticker symbol from ADRN to MIGS in connection with the consummation of the reverse merger between Adrenalin Interactive, Inc. and Mcglen Micro, Inc. The following table sets forth the range of the high and low closing sales prices for our common stock, for the periods indicated, as reported by the Nasdaq SmallCap Market:

                                                  Price Range of Common Stock
                                               -------------------------------
                                                    High            Low
                                               ---------------  --------------
        Year Ended December 31, 1999
        ----------------------------
        FIRST QUARTER                              $3.70             $0.75
        SECOND QUARTER                              8.50              3.38
        THIRD QUARTER                               4.63              2.25
        FOURTH QUARTER                             15.00              2.50

        Year Ending December 31, 2000
        -----------------------------
        FIRST QUARTER                              $5.31             $3.31
        SECOND QUARTER                              3.63              1.03
        THIRD QUARTER                               1.81              0.50
        FOURTH QUARTER                              1.09              0.13

        Year Ending December 31, 2001
        -----------------------------
        FIRST QUARTER (through April 6, 2001)      $0.88             $0.16


         On April 6, 2001, the closing price of our common stock as reported on the Nasdaq SmallCap Market was $0.22 per share. On April 6, 2001, there were 295 holders of record of our common stock.

         We have never paid cash dividends on our common stock, and do not anticipate paying cash dividends on our common stock. We intend to retain our earnings, if any, to finance the growth and development of our business.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address and telephone number:

                                  Grant Trexler
                             Chief Financial Officer
                           Mcglen Internet Group, Inc.
                                16700 Gale Avenue
                           City of Industry, CA 91745
                                 (626) 923-6019

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the SEC filings listed below. This information is considered a part of this prospectus. These documents are as follows:

         (1) Our annual report on Form 10-KSB for the year ended December 31, 2000;

         (2) The description of our capital stock set forth in the Form 8A, as amended to date, filed by us under the Exchange Act.

         (3) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus.

         We will provide without charge to each person, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference. Requests for such copies should be directed to our Chief Financial Officer at McGlen Internet Group, Inc., 16700 Gale Avenue, City of Industry, California 91745, telephone number (626) 923-6019.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

         You should rely on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of the Company may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an officer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         It is expected that the following expenses will be incurred in connection with the issuance and distribution of the common stock being registered. All such expenses are being paid by us.

                 SEC Registration Fee                      $   2,506.00
                 *Printing and EDGARization                $   2,000.00
                 *Accountants' fees and expenses           $  20,000.00
                 *Attorneys' fees and expenses             $  70,000.00
                 *Miscellaneous                            $   5,494.00
                                                           ------------
                 *Total                                    $ 100,000.00
                                                           ------------

                  * Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o        under section 174 of the Delaware General Corporation Law; or

         o for any transaction from which such director derives improper personal benefit.

         The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty or care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seen non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

  Exhibit
    No.       Description
    ---       ------------------------------------------------------------------
   2.1        Amended and Restated Agreement and Plan of Merger, dated as of
              March 21, 2001, by and among Mcglen Internet Group, Inc., Mcglen
              Acquisition Company, Lan Plus Corporation and Andy Teng,
              incorporated by reference from Exhibit 2.1 to our Form 10-KSB for the year ended December 31, 2000 ("2000 Form 10-KSB").
   3.1        Amended Certificate of Incorporation of Adrenalin Interactive,
              Inc., incorporated by reference from Exhibit 3.1 to our Current
              Report on Form 8-K, dated December 8, 1999.
   3.2        Certificate of Amendment of Certificate of Incorporation of
              Adrenalin Interactive, Inc., filed with the Delaware Secretary of
              State on December 6, 1999, incorporated by reference from Exhibit
              3.1 to our Current Report on Form 8-K, dated February 1, 2000.
   3.3        Bylaws of Mcglen Internet Group, Inc., incorporated by reference from Exhibit 3.2 to Amendment No. 1 filed April 17, 2000 to our
              Form 10-KSB for the year ended December 31, 1999 ("April 2000 Form
              10-KSB/A").
   5.1*       Consent of O'Melveny & Myers LLP.
   10.1       1999 Stock Option Plan of Mcglen Micro, Inc., as amended, as adopted by the Company after the merger with Adrenalin
              Interactive, Inc., incorporated by reference from Exhibit 10.1 to our April 2000 Form 10-KSB/A.
   10.2*      2000 Stock Option Plan.
   10.3       Convertible Promissory Note, dated March 20, 2000, by and between
              Mcglen Internet Group, Inc. and various Lenders introduced by
              Institutional Equity Holdings Corporation, incorporated by reference from Exhibit 10.14 to our April 2000 Form 10-KSB/A.
   10.4       Employment Agreement, dated January 1, 2000, between Mcglen
              Internet Group, Inc. and Grant Trexler, incorporated by reference from Exhibit 10.15 to our April 2000 Form 10-KSB/A.
   10.5       Employment Agreement, dated December 2, 1999, between Adrenalin
              Interactive, Inc. and George Lee, incorporated by reference from
              Exhibit 10.16 to our April 2000 Form 10-KSB/A.
   10.6       Employment Agreement, dated December 2, 1999, between Adrenalin
              Interactive, Inc. and Mike Chen, incorporated by reference from
              Exhibit 10.17 to our April 2000 Form 10-KSB/A.
   10.7       Employment Agreement, dated December 2, 1999, between Adrenalin
              Interactive, Inc. and Alex Chen, incorporated by reference from
              Exhibit 10.18 to our April 2000 Form 10-KSB/A.
   10.8*      Founders Agreement, dated August 15, 2000, between Mcglen Internet
              Group, Inc. and George Lee, Mike Chen and Alex Chen.
   10.9*      Financing Agreement, dated December 22, 2000, between Mcglen
              Internet Group, Inc. and Dillow and Dillow, Inc.
   10.10      Consulting Agreement, dated August 17, 2000, between Mcglen
              Internet Group, Inc. and Peter Janssen Associates, incorporated by reference from Exhibit 10.10 to our 2000 Form 10-KSB.
   21         Subsidiaries of Mcglen Internet Group, Inc., incorporated by reference from Exhibit 21 to our April 2000 Form 10-KSB/A.
   23.1*      Consent of O'Melveny & Myers LLP.
   23.2       Consent of BDO Seidman, LLP.

         * Previously filed.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

         (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Industry, State of California, on April 6, 2001.

                                          MCGLEN INTERNET GROUP, INC.


                                          By: /s/ Mike Chen
                                              ----------------------------------
                                              Mike Chen, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                              Title                                                       Date
---------                              -----                                                       ----
                                       Chief Executive Officer, Chief Technology Officer,
/s/ Mike Chen                          Secretary and Director (Principal Executive Officer)        April 6, 2001
--------------------------------------
Mike Chen


                                       Chief Financial Officer (Principal Financial Officer        April 6, 2001
/s/ Grant Trexler                      and Principal Accounting Officer)
--------------------------------------
Grant Trexler


                                                                                                   April 6, 2001
*                                      Chairman of the Board
--------------------------------------
Peter Janssen


                                                                                                   April 6, 2001
*                                      Director
--------------------------------------
George Lee


                                                                                                   April 6, 2001
*                                      Director
--------------------------------------
Calbert Lai


                                                                                                   April 6, 2001
*                                      Director
--------------------------------------
David P. Jones


                                                                                                   April 6, 2001
                                       Director
--------------------------------------
Andy Teng


                                                                                                   April 6, 2001
/s/ Richard Shyu                       Director
--------------------------------------
Richard Shyu




* By: /s/ Grant Trexler
      --------------------------------
      Grant Trexler
      Attorney-in-Fact